Jones, Walker                      EXHIBIT 5
                           Waechter, Poitevent
                         Carrere & Denegre, L.L.P.

                            January 9, 1998


          Trico Marine Services, Inc.
          250 North American Court
          Houma, Louisiana 70363


               Re:  Trico Marine Services, Inc.
                    Registration Statement on Form S-4
                    $70,000,000 aggregate principal amount of
                    8 1/2% Series D Senior Notes due 2005 and Guarantees

          Gentlemen:

               We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") filed by Trico Marine Services, Inc. (the "Company"), Trico Marine Assets, Inc. ("Assets") and Trico Marine Operators, Inc. ("Operators," and together with Assets, the "Guarantors") under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") on the date hereof with respect to the Company's offer to exchange (the "Exchange Offer") up to $70 million aggregate principal amount of the Company's 8 1/2% Series D Senior Notes due 2005 (the "New Notes") for a like principal amount of the Company's 8 1/2% Series C Senior Notes due 2005 (the "Old Notes"). The Guarantors will guarantee (the "Guarantees") the New Notes on a senior unsecured basis. The New Notes and Guarantees will be offered under an Indenture dated as of November 14, 1997, by and among the Company, the Guarantors and Texas Commerce Bank National Association, as trustee (the "Indenture").

               In so acting, we have examined originals, or photostatic or certified copies, of the Indenture, the form of the New Notes and such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

               Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                    1. When (i) the New Notes upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar law affecting the rights of creditors generally and general principles of equity and will be entitled to the benefits of the Indenture.

                    2. When (i) the New Notes upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantees of the New Notes issuable by each Guarantor upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of such Guarantor, enforceable against it in accordance with their terms, subject to any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar law affecting the rights of creditors generally and general principles of equity and will be entitled to the benefits of the Indenture.

               The foregoing opinion is limited in all respects to the laws of the State of New York and federal laws.

               We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                    /S/ JONES, WALKER, WAECHTER, POITEVENT,
                                           CARRERE & DENEGRE, L.L.P.

                                        JONES, WALKER, WAECHTER, POITEVENT,
                                           CARRERE & DENEGRE, L.L.P.